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                                                                  EXHIBIT 99.1



                                                                  NEWS RELEASE

FOR:         CKE Restaurants, Inc.

CONTACT:     Loren Pannier
             Senior Vice President
             (714) 778-7109

                                                         FOR IMMEDIATE RELEASE


                 CKE RESTAURANTS, INC. AMENDS MERGER AGREEMENT
                      WITH SUMMIT FAMILY RESTAURANTS INC.

    ANAHEIM, Calif. -- January 25, 1996 -- CKE Restaurants, Inc. (NYSE:CKR) and Summit Family Restaurants Inc. (NASDAQ:SMFR) today announced an amendment to the previously announced merger.

    Under the terms of the amended merger agreement, CKE Restaurants will acquire all of the outstanding common and preferred stock of Summit Family Restaurants for a purchase price equal to $2.77 per share in cash and .1738 shares of CKE common stock provided that the average CKE common stock price is between $15.00 per share and $17.00 per share at the closing. If the average CKE common stock price is below $13.25, the exchange ratio may be adjusted at the option of CKE. If CKE elects to not adjust the exchange ratio, Summit has the right to terminate the agreement. At the current average CKE common stock price of $15.70, the total consideration would be $5.50 per share. The merger, which is subject to Summit Family Restaurants' shareholder approval, is expected to close by the end of April 1996.

    CKE Restaurants, Inc. is the parent of Carl Karcher Enterprises, Inc., which, along with its franchisees and licensees, operates 668 Carl's Jr. quick-service restaurants, primarily located in California, Nevada, Oregon, Arizona, Mexico and the Pacific Rim. Summit Family Restaurants operates restaurants under three concepts: 78 company and 24 franchised family style JB's Restaurants; six Galaxy Diner restaurants; and 16 HomeTown Buffet restaurants.

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